Contact:	Mark A. Kopser
Senior Vice President and Chief Financial Officer
or
Richard J. Sirchio
Treasurer and Vice President/Investor Relations
(972) 713-3500
UNITED SURGICAL PARTNERS INTERNATIONAL ANNOUNCES RECEIPT OF
REQUISITE CONSENTS FOR ITS OUTSTANDING DEBT SECURITIES
Dallas, Texas (July 28, 2006) — United Surgical Partners International, Inc. (NASDAQ:USPI) announced today that its subsidiary, United Surgical Partners Holdings, Inc. (“Holdings”), had received, as of 5:00 p.m., New York City time, on July 27, 2006 (the “Consent Expiration Date”), tenders and consents from holders of approximately $148.8 million in aggregate principal amount of its 10% Senior Subordinated Notes due 2011 (the “Notes”), representing 99.2% of the outstanding Notes, pursuant to its previously announced tender offer and consent solicitation for the Notes (the “Offer”). The Consent Expiration Date was the deadline for holders to tender their Notes in order to receive the consent payment in connection with the Offer.
     In addition, Holdings has executed a supplemental indenture (the “Supplemental Indenture”) to the indenture governing the Notes (the “Indenture”) to, among other things, eliminate substantially all of the restrictive covenants, eliminate certain events of default, modify the covenant regarding mergers, shorten the minimum redemption notice period from 30 to five days should Holdings elect to redeem any remaining outstanding Notes in accordance with the Indenture, modify provisions regarding defeasance to eliminate certain conditions and modify or eliminate certain other provisions contained in the Indenture and the Notes. These amendments will become operative only when Notes are accepted for purchase by Holdings pursuant to the terms of the Offer.
     In accordance with the terms of the Offer, tendered Notes may no longer be withdrawn and delivered consents may no longer be revoked, unless Holdings is required by law to permit withdrawal or revocation.
     The Offer remains open and is scheduled to expire at 12:00 midnight, New York City time, on August 10, 2006, unless extended or earlier terminated. Holdings’ obligation to accept for purchase, and to pay for, any Notes pursuant to the Offer is conditioned upon, among other things, its completion of financing transactions with net proceeds of not less than $200 million and receipt of an amendment to an existing credit facility.
-MORE-

USPI Announces Requisite Consents for its
   Outstanding Debt Securities

July 28, 2006
     Any Notes not tendered and purchased pursuant to the Offer will remain outstanding and the holders thereof will be subject to the terms of the Indenture as modified by the Supplemental Indenture even though they did not consent to the proposed amendments.
     Bear, Stearns & Co. Inc. is acting as the Dealer Manager for the tender offer and the Solicitation Agent for the consent solicitation, and they can be contacted at (877) 696-BEAR (toll-free). Requests for documentation should be directed to D.F. King & Co., Inc., the Information Agent, at (212) 269-5550 (for banks and brokers only) or (800) 659-6590 (for all others, toll-free).
     This release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell the Notes. The tender offer and the consent solicitation are only being made pursuant to the Offer to Purchase and the related Consent and Letter of Transmittal that Holdings has distributed to holders of Notes. The tender offer and the consent solicitation are not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction in which the tender offer or the consent solicitation are required to be made by a licensed broker or dealer, they shall be deemed to be made by Bear, Stearns & Co. Inc. on behalf of Holdings.
     The above includes forward-looking statements based on current management expectations. Numerous factors exist that may cause results to differ from these expectations. These statements are subject to risks and uncertainties relating to USPI, including, without limitation, those risks and uncertainties described from time to time in USPI’s filings with the Securities and Exchange Commission. Therefore, USPI’s actual results may differ materially. USPI undertakes no obligation to update any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.
-END-